Exhibit 10.5

American Tower Corporation

116 Huntington Ave.

Boston, MA 02116

April 2, 2004

Michael Gearon

[Each Stockholder party to the Stockholder Agreement]

Re:	Stockholder/Optionee Agreement

Reference is hereby made to the Stockholder/Optionee Agreement, dated October 11, 2001 (the “Stockholder Agreement”), among ATC Mexico Holding Corp. (“Holding”), American Tower International, Inc. (“ATC International”), American Tower Corporation (“ATC”), J. Michael Gearon, Jr. (“Gearon”), and each of the persons who has executed a counterpart to the Stockholder Agreement (individually a “Stockholder” and collectively the “Stockholders” which terms shall include Gearon in his capacity as such). Unless otherwise indicated, capitalized terms used herein have the meanings assigned to them in the Stockholder Agreement. The parties agree as follows:

1. Holding Value. Notwithstanding anything to the contrary in the Stockholder Agreement, the value of the Holding Securities shall be Fifty Eight Million Six Hundred Thousand Dollars ($58,600,000.00), as calculated in accordance with Exhibit A attached to this letter agreement.

2. Payment of Gearon Put/Call Price. The closing with respect to the put of the Holding Securities owned by Gearon shall occur on April 2, 2004 or such other date as ATC and Gearon reasonably agree (the “Gearon Closing Date”). On the Gearon Closing Date, ATC shall elect, in its sole discretion, whether to pay Gearon, subject to Section 6 of this letter agreement, in cash or in shares of ATC Common Stock or some combination thereof. Any shares of ATC Common Stock issued to Gearon as payment hereunder shall be fully paid and nonassessable and shall be valued at the negotiated price of $11.30 per share.

3. Payment of Other Stockholder Put/Call Price. The closing with respect to the put of the Holding Securities owned by the other Stockholders shall occur within ten (10) business days of the applicable Put Date or such other date as ATC and the applicable other Stockholder reasonably agree (each an “Other Stockholder Closing Date”). On each Other Stockholder Closing Date, ATC shall elect, in its sole discretion, whether to pay the applicable other Stockholder, subject to Section 6 of this letter agreement, in cash or in shares of ATC Common Stock or some combination thereof. Any shares of ATC Common Stock issued to any other Stockholder as payment hereunder shall be fully paid and nonassessable and shall be valued at the negotiated price of $11.30 per share, regardless of the date that the respective Stockholder exercises his put. If ATC elects to pay cash to any other Stockholder pursuant to this Section 3, the amount and other terms of such cash payment shall be mutually agreeable to ATC and such other Stockholder.

4. Exercise of Put. The parties acknowledge that Gearon exercised his put right on January 13, 2004. The parties also acknowledge that all of the Stockholders other than Gearon exercised their right to acquire shares of Holding Common Stock on January 13, 2004. Notwithstanding anything to the contrary in Section 6(a) of the Stockholder Agreement or otherwise, all Stockholders other than Gearon shall have the right to require ATC to purchase any amount of Holding Common Stock, in part or in full, held by such Stockholder at any time after July 14, 2004.

5. Registration of Shares. Should Gearon exercise his rights to register his shares of ATC Common Stock pursuant to the ATC Registration Rights Agreement, each of the other Stockholders shall have the right to require ATC to register a sufficient number of shares of ATC Common Stock that have been or will be granted to such Stockholder in exchange for Holding Securities. Those shares will be reserved for the Stockholders for payment for their Holding Securities.

6. Holdback of Certain Amounts. With respect to the exercise of any put right prior to January 13, 2005, ATC shall withhold the final twenty percent (20%) of the net consideration (i.e., after deducting the amount paid by such Stockholder for his Holding Securities in the form of cash or promissory note) payable to any Stockholder in exchange for his Holding Securities (the “Holdback Amount”). Any Holdback Amount may be offset and reduced on a dollar-for-dollar basis, following written notice from ATC to the Stockholders to such effect, by the dollar amount of any reduction in Holding Value (determined in accordance with the procedures set forth in the Stockholder Agreement) directly attributable to an Iusacell Material Adverse Event. An “Iusacell Material Adverse Event” shall mean any order, decree, bankruptcy proceeding, concurso mercantile proceeding or judgment of any Governmental Authority that is in effect, or any proceeding that is commenced for purposes of obtaining such an order, or any other material adverse change in the business, operating results or financial condition of Iusacell Celular, S.A. de C.V. (“Iusacell”), in each case that restrains, materially delays, restructures or prohibits (or reasonably could be expected to result in restraining, materially delaying, restructuring or prohibiting) the payment of rent by Iusacell to ATC’s Mexican subsidiaries (collectively, “ATC Mexico”); provided, however, that as long as ATC Mexico continues to receive rent payments from or on behalf of Iusacell, and that such rent payments are reasonably expected to continue being made, no Iusacell Material Adverse Event shall be deemed to have occurred. The Holdback Amount shall be delivered to each Stockholder that fully exercises his put right prior to January 13, 2005, as promptly as practicable following January 13, 2005. To the extent that the parties agree that any Holdback Amount shall be retained by ATC following January 13, 2005 because of a diminution in Holding Value resulting from an Iusacell Material Adverse Event, each Stockholder shall relinquish his right to that portion of the final twenty percent (20%) of the net consideration payable to such Stockholder in exchange for his Holding Securities by which the Holding Value was reduced. To the extent that ATC is made whole for a Iusacell Material Adverse Event at any point in the future, any Holdback Amount shall be paid to the Stockholder from which it was previously withheld.

7. Gearon Holdback Amount. With respect to the Holdback Amount attributable to the Holding Securities owned by Gearon, ATC shall pay cash to Gearon to satisfy the amount, if any, payable to Gearon pursuant to Section 6 of this letter agreement, together with interest on such amount computed from April 2, 2004 until paid at an annual rate of 7%.

This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

The parties hereto agree to execute and deliver any further documents or assurances that are necessary, desirable or proper to consummate the transactions contemplated by this letter agreement and carry out the intent and purposes hereof.

[Signatures Pages Follow]

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below.

AMERICAN TOWER CORPORATION

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer and Treasurer

AMERICAN TOWER INTERNATIONAL INC.

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Treasurer

ATC MEXICO HOLDING CORP.

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:

Agreed and Accepted by the Stockholders:

J. MICHAEL GEARON, JR.	/s/ J. Michael Gearon, Jr.

WILLIAM H. HESS	/s/ William H. Hess

GUY HAMILTON EARGLE	/s/ Guy Hamilton Eargle

KEVIN CORRIGAN	/s/ Kevin Corrigan

LAWRENCE GLEASON	/s/ Lawrence Gleason

MURILLO PENCHEL	/s/ Murillo Penchel

JEFF SMITH	/s/ Jeff Smith

DEEMER DANA	/s/ Deemer Dana

DAN BROOKS	/s/ Dan Brooks

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